Agree Realty Corporation Reports Operating Results for the Second Quarter 2012

FARMINGTON HILLS, Mich., July 26, 2012 /PRNewswire/ --

SECOND Quarter 2012 Highlights:

  Funds From Operations for the Quarter increased 5% year over year
  Total Revenues for the Quarter increased 8.5% year over year
  Acquired four net leased properties for $22 million in the home improvement, grocery, pharmacy and specialty retail sectors
  Named preferred developer for Wawa in Florida; announced pipeline of three Wawa development projects
  Sold Charlevoix Commons shopping center for $3,500,000, thereby reducing Kmart annualized base rentals by 10%
  Extended maturity date of $22.9 million term loan to May 2019, including extension option
  Increased portfolio occupancy to 97%
  $0.40 per share quarterly dividend paid July 10, 2012

Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended June 30, 2012. Second quarter funds from operations (FFO) increased to $5,723,000 compared with FFO in the second quarter of 2011 of $5,431,000. FFO per diluted share for the second quarter of 2012 was $0.50 compared with $0.54 for the second quarter of 2011. The decrease in FFO per share was primarily due to the increase in the weighted average shares outstanding as the result of the common share offering in January 2012. A reconciliation of net income to FFO is included in the financial tables accompanying this press release.

Net income for the second quarter of 2012 increased to $5,090,000, or $0.44 per diluted share, compared to net income for the second quarter of 2011 of $3,823,000, or $.38 per share. Total revenues increased to $9,236,000, compared with total revenues of $8,516,000 in the second quarter of 2011.

For the six months ended June 30, 2012, FFO was $11,231,000 compared with FFO for the six months ended June 30, 2011 of $11,749,000. FFO per diluted share was $0.99 compared with $1.17 for the six months ended June 30, 2011. FFO and FFO per share decreased due to an increase in the weighted average shares outstanding as the result of the common share offering in January 2012, the disposition of various non-core properties and the impact of the Borders bankruptcy in February 2011. For the six months ended June 30, 2012, net income increased to $9,832,000, or $0.87 per diluted share, compared with net income for the comparable period last year of $8,523,000, or $.85 per diluted share. Total revenues increased 4.7% to $18,244,000 compared with total revenues of $17,421,000 for the comparable period last year.

"I am extremely pleased to report positive operating results for the quarter. Our efforts to expand and improve our portfolio have begun to materialize as our total revenues and funds from operations for the quarter have both increased over the comparable quarter," said Joey Agree, President and Chief Operating Officer. "During the quarter, we have improved our portfolio occupancy, disposed of non-core assets, made significant development announcements and exceeded our acquisition expectations."

Acquisitions

The Company acquired three retail properties as well as the fee interest in the land underlying its Walgreens store in Ann Arbor, Michigan during the second quarter for approximately $22 million. The single tenant properties acquired are net leased to Lowe's Home Improvement in Portland, Oregon, Dollar General Market in Cochran, Georgia, and Jared the Galleria in Baton Rouge, Louisiana.

Dispositions

The Company sold two non-core assets: the former Borders location in Omaha, Nebraska for approximately $2,750,000 in May 2012 as well as the Kmart anchored Charlevoix Commons shopping center for approximately $3,500,000 in June 2012.

Development Activity

In November 2011, the Company announced that it had closed on the acquisition of a parcel of land in Southfield, Michigan to be ground leased to McDonald's. McDonald's completed construction on the restaurant and opened in May 2012.

In May 2012, the Company closed on the acquisition of a parcel of land in Kissimmee, Florida to be developed for Wawa, an industry leader in the convenience and fuel store space. Construction is expected to be completed in the second quarter of 2013. In addition, the Company and Wawa have entered into two additional ground leases on sites in central Florida.

In May 2012, the Company closed on the acquisition of a land parcel in Venice, Florida to ground lease to JPMorgan Chase Bank. Chase intends to construct a retail bank branch on the site.

Construction activity is in progress at the Rancho Cordova, California property being developed for a leader in the pharmacy industry and for the expansion of Miner's Super One Foods at the Company's Ironwood Commons Center.

Portfolio

At June 30, 2012, the Company's total assets were $315,076,000 and its portfolio consisted of 88 properties located in 23 states with a total of 3.4 million square feet of gross leasable space. The portfolio was approximately 97% leased at the end of the quarter.

The Company's construction in progress balance totaled approximately $7,896,000 at June 30, 2012.

Major Tenants

The following is a breakdown of base rents in effect at June 30, 2012 for each of the Company's major tenants:

Tenant	Annualized Base Rent	Percent of Total Base Rent
Walgreens	$ 11,494,744	33%
Kmart	3,467,331	10%
CVS	2,463,490	7%
Total	$ 17,425,565	50%

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at June 30, 2012 for each type of retail tenant:

Type of Tenant	Annualized Base Rent	Percent of Base Rent
National	$ 30,928,870	88.6%
Regional	2,681,575	7.7%
Local	1,286,702	3.7%
Total	$ 34,897,147	100.0%

Lease Expirations

The following table, as of June 30, 2012, sets forth lease expirations for the next 10 years for the Company's freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

Expiration Year	Number of Leases Expiring	Gross Leasable Area		Annualized Base Rent
		Square Footage	Percent of Total	Amount	Percent of Total

2012	3	6,836	0.2%	$ 49,548	0.1%
2013	20	331,736	10.0%	1,256,770	3.6%
2014	25	383,860	11.6%	1,839,655	5.3%
2015	27	708,216	21.4%	3,530,027	10.1%
2016	15	109,591	3.3%	1,010,541	2.9%
2017	12	90,769	2.8%	1,533,410	4.4%
2018	9	100,991	3.1%	1,572,449	4.5%
2019	7	85,170	2.6%	1,809,379	5.2%
2020	6	128,591	3.9%	1,536,778	4.4%
2021	7	158,699	4.8%	1,951,200	5.6%
Thereafter	56	1,197,972	36.3%	18,807,390	53.9%
Total	187	3,302,431	100.0%	$34,897,147	100.0%

Capital Markets/Balance Sheet

The Company closed on an amended and restated $22.9 million term loan to extend the maturity date from July 2013 to May 2019, inclusive of a two year extension option. The Company has entered into an interest rate swap agreement to fix the interest rate at 3.62% for the period July 1, 2013 to maturity.

The Company assumed approximately $9,640,000 of mortgage debt in conjunction with the acquisition of a Lowe's Home Improvement store. The assumed mortgage debt matures in June 2014 and carries a 5.075% interest rate.

The Company's debt to total enterprise value was approximately 29% as of June 30, 2012.

Dividend

The Company paid a cash dividend of $0.40 per share on July 10, 2012 to shareholders of record on June 29, 2012. The dividend is equivalent to an annualized dividend of $1.60 per share and represents a payout ratio of 80% of FFO for the quarter.

Outstanding Shares and Operating Partnership Units

For the three and six months ended June 30, 2012, the Company's fully diluted weighted average shares outstanding were 11,213,440 and 10,990,394. The basic weighted average shares outstanding for the three and six months ended June 30, 2012 were 11,183,229 and 10,953,463.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of June 30, 2012, there were 347,619 operating partnership units outstanding and the Company held a 97.05% interest.

About Agree Realty Corporation

Agree Realty Corporation is primarily engaged in the acquisition and development of single tenant properties leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 92 properties, located in 25 states and containing approximately 3.4 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2011. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com.

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Minimum rents	$ 8,497	$ 7,293	$ 16,824	$ 15,043
Percentage rent	8	5	23	21
Operating cost reimbursements	703	674	1,352	1,378
Development fee income	-	483	-	895
Other income	28	61	45	84
Total Revenues	9,236	8,516	18,244	17,421
Expenses:
Real estate taxes	602	590	1,184	1,158
Property operating expenses	285	344	692	742
Land lease payments	181	181	362	359
General and administration	1,429	1,521	2,836	2,963
Depreciation and amortization	1,795	1,413	3,395	2,833
Interest expense	1,146	1,059	2,282	2,068
Total Expenses	5,438	5,108	10,751	10,123
Income Before Discontinued Operations	3,798	3,408	7,493	7,298
Gain on sale of asset from discontinued operations	1,159	-	2,068	-
Income from discontinued operations	133	415	271	1,225
Net Income	5,090	3,823	9,832	8,523
Net income attributable to non-controlling interest	150	130	296	290
Net Income Attributable to Agree Realty Corporation	4,940	3,693	9,536	8,233
Other Comprehensive Income, Net of $17, $4, $15 and $(1) Attributable to
Non-Controlling Interest	(563)	(106)	(512)	12
Total Comprehensive Income Attributable to Agree Realty Corporation	$ 4,377	$ 3,587	$ 9,024	$ 8,245
Basic Earnings Per Share
Continuing operations	$ 0.33	$ 0.34	$ 0.66	$ 0.74
Discontinued operations	0.11	0.04	0.21	0.12
	$ 0.44	$ 0.38	$ 0.87	$ 0.86
Dilutive Earnings Per Share
Continuing operations	$ 0.33	$ 0.34	$ 0.66	$ 0.73
Discontinued operations	0.11	0.04	0.21	0.12
	$ 0.44	$ 0.38	$ 0.87	$ 0.85
Weighted Average Number of Common Shares Outstanding - Basic	11,183	9,629	10,953	9,625
Weighted Average Number of Common Shares Outstanding - Dilutive	11,213	9,656	10,990	9,657

Agree Realty Corporation
Funds from Operations (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$ 5,090	$ 3,823	$ 9,832	$ 8,523
Depreciation of real estate assets	1,447	1,476	2,881	2,964
Amortization of leasing costs	26	27	52	53
Amortization of lease intangibles	319	105	533	209
Gain on sale of assets	(1,159)	-	(2,067)	-
Funds from Operations	$ 5,723	5,431	$ 11,231	11,749
Funds from Operations Per Share - Dilutive	$ 0.50	$ 0.54	$ 0.99	$ 1.17
Weighted Average Number of Common Shares Outstanding - Dilutive	11,561	10,004	11,338	10,004
Supplemental Information:
Straight-line rental income	$ 165	$ 37	$ 301	$ 72
Stock-based compensation expense	412	359	824	719
Deferred revenue recognition	116	172	232	345
Scheduled principal repayments	787	974	1,527	2,022

(1) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT has recently clarified the computation of FFO to exclude impairment charges on depreciable property. Management has restated FFO for prior periods presented accordingly. Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	June 30,	December 31,
	2012	2011
Assets:
Land	$ 117,453	$ 108,673
Buildings	221,056	229,821
Accumulated depreciation	(65,327)	(68,590)
Property under development	7,896	1,580
Cash and cash equivalents	618	2,003
Restricted cash	3,281	-
Accounts receivable	761	802
Deferred costs, net of amortization	27,059	18,692
Other assets	2,279	963
Total Assets	$ 315,076	$ 293,944
Liabilities
Mortgages payable	$ 61,794	$ 62,854
Notes payable	44,434	56,444
Deferred revenue	2,162	2,394
Dividends and distributions payable	4,715	4,071
Other liabilities	4,002	5,957
Total Liabilities	117,107	131,720
Stockholder's Equity
Common stock (11,436,044 and 9,851,914 shares)	1	1
Additional paid-in capital	216,936	181,070
Deficit	(20,531)	(20,919)
Accumulated other comprehensive income (loss)	(1,118)	(607)
Non-controlling interest	2,681	2,679
Total Stockholder's Equity	197,969	162,224
	$ 315,076	$ 293,944

CONTACT: Alan D. Maximiuk, Chief Financial Officer, +1-248-737-4190